UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2012

AVIV REIT, INC.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in Charter)

Maryland (Aviv REIT, Inc.) Delaware (Aviv Healthcare Properties Limited Partnership)	333-173824-103 (Aviv REIT, Inc.) 333-173824 (Aviv Healthcare Properties Limited Partnership)	27-3200673 (Aviv REIT, Inc.) 35-2249166 (Aviv Healthcare Properties Limited Partnership)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Madison Street, Suite 2400 Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 855-0930

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2012, Aviv REIT, Inc. (the “Company”) and Aviv Healthcare Properties Limited Partnership (the “Partnership”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the Partnership, Aviv Healthcare Properties Operating Partnership I, L.P., a Delaware limited partnership and direct subsidiary of the Partnership, the “Operating Partnership”), and the certain direct and indirect subsidiaries of the Company identified therein, each as Guarantors, Aviv Financing V, L.L.C., a Delaware limited liability company and direct subsidiary of the Operating Partnership (the “Parent Borrower”), and the certain direct subsidiaries of the Parent Borrower identified therein, each as Borrowers, the Lenders party thereto and General Electric Capital Corporation, as Administrative Agent.

The Credit Agreement provides for a secured revolving credit facility (the “credit facility”) in an amount up to $187,500,000. The amount of the credit facility may be increased by up to $87,500,000 (resulting in total availability of up to $275,000,000), provided that certain conditions precedent are satisfied. The interest rate under the credit facility is generally based on LIBOR (subject to a floor of 1.00%) plus 4.25%. The initial term of the credit facility expires in January 2016 with a one-year extension option, provided that certain conditions precedent are satisfied. The credit facility is available for general corporate purposes.

The credit facility is currently secured by first lien mortgages on 23 of the Company’s properties, a pledge of the capital stock of the Company’s subsidiaries that own such properties and of the Parent Borrower (as the holding company of such subsidiaries) and other customary collateral, including an assignment of leases and rents with respect to such mortgaged properties. The borrowing availability under the credit facility is subject to a borrowing base calculation based on, among other factors, the lesser of (i) 70% of the appraised value of the properties securing the credit facility, (ii) the aggregate EBITDAR (earnings before interest expense, income taxes, depreciation and amortization, rent expense paid to the Company and certain other extraordinary items) reported by the tenants of the properties securing the credit facility for the most recent two fiscal quarters multiplied by 2 divided by 18.6% and (iii) rental revenue from the properties securing the credit facility for the most recent two fiscal quarters multiplied by 2 divided by 15.5%. As of the date hereof, the borrowing availability under the credit facility based on clause (i) of the preceding sentence is $45,500,000.

The Company is obligated to pay a fee of 1.0% per year on any undrawn amounts under the credit facility. The amount of the credit facility may be permanently reduced, at the Company’s option, provided that, if such reduction is a partial reduction of the credit facility and occurs prior to the first anniversary of the date of the Credit Agreement, a fee of 0.5% will be due on the amount of such reduction. The credit facility may be repaid in whole or in part without premium or penalty, provided that such prepayments (i) are made in a minimum principal amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) are made no more than once per month.

The credit facility provides that no loans or other extensions of credit can be made under the Company’s $25.0 million revolving credit arrangement with Bank of America, N.A. unless the maximum amount available under the credit facility (based on the borrowing base calculation as of the relevant date) has been drawn.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit

10.1.8	Credit Agreement, dated as of January 31, 2012, among Aviv Financing V, L.L.C., as Parent Borrower, the other Borrowers party thereto, Aviv REIT, Inc., as REIT Guarantor, Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Properties Operating Partnership I, L.P., as Guarantors, and the other Guarantors party thereto, the Lenders party thereto, and General Electric Capital Corporation, as Administrative Agent, Sole Lead Arranger and Sole Book Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2012	AVIV REIT, INC.

	By:	/s/ Steven J. Insoft
	Name:	Steven J. Insoft
	Title:	Chief Financial Officer

Date: February 3, 2012	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

	By:	Aviv REIT, Inc., its general partner

	By:	/s/ Steven J. Insoft
	Name:	Steven J. Insoft
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1.8	Credit Agreement, dated as of January 31, 2012, among Aviv Financing V, L.L.C., as Parent Borrower, the other Borrowers party thereto, Aviv REIT, Inc., as REIT Guarantor, Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Properties Operating Partnership I, L.P., as Guarantors, and the other Guarantors party thereto, the Lenders party thereto, and General Electric Capital Corporation, as Administrative Agent, Sole Lead Arranger and Sole Book Manager.

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